Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-93540, 333-24669, 333-83781, 333-93923, 333-60436, 333-75704, and 333-104907 of Summit Properties Inc. on Form S-3 and Registration Nos. 33-88202, 333-78, and 333-79897 of Summit Properties Inc. on Form S-8, of our report dated November 12, 2004, related to the statements of revenues and certain expenses for Summit Stonecrest (formerly Alta Haven Apartments), Summit South End Square (formerly Fairfield South End Square), Summit Midtown (formerly Highlands on Ponce), and Charlotte Cotton Mills Apartment Building for the year ended December 31, 2003 (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in this Current Report on Form 8-K of Summit Properties Inc.

Deloitte & Touche LLP
Charlotte, North Carolina
November 12, 2004